Exhibit 99(a)
DESCRIPTION OF BUSINESS, SCHEDULE II AND FIVE-YEAR HIGHLIGHTS
REFLECTING THE FISCAL 2007 SECOND QUARTER BUSINESS DISPOSITIONS AS
DISCONTINUED OPERATIONS
Item 1. Business
Business Segments
          We conduct our business through three segments. Through our Pharmaceutical Solutions segment, we are a leading distributor of ethical and proprietary drugs, and health and beauty care products throughout North America. This segment also manufactures and sells automated pharmaceutical dispensing systems for retail pharmacies, and provides medical management and specialty pharmaceutical solutions for biotech and pharmaceutical manufacturers, patient and other services for payors, and software, and consulting and outsourcing services to pharmacies. Our Medical-Surgical Solutions segment distributes medical-surgical supplies, first-aid products and equipment, and provides logistics and other services within the United States and Canada. Our Provider Technologies segment delivers enterprise-wide patient care, clinical, financial, supply chain, managed care and strategic management software solutions, automated pharmaceutical dispensing systems for hospitals, as well as outsourcing and other services, to healthcare organizations throughout North America, the United Kingdom and other European countries. The Company’s strategy is to create strong, value-based relationships with customers, enabling us to sell additional products and services to these customers over time.
          Net revenues for our segments for the last three years were as follows:

(Dollars in billions)	2006		2005		2004

Pharmaceutical Solutions	$83.4	96%	$75.9	96%	$65.2	96%
Medical-Surgical Solutions	2.0	2	1.9	2	1.6	2
Provider Technologies	1.6	2	1.3	2	1.2	2

Total	$87.0	100%	$79.1	100%	$68.0	100%

Pharmaceutical Solutions
          McKesson Pharmaceutical Solutions consists of the following businesses: U.S. Pharmaceutical Distribution, McKesson Canada Corporation, Retail Automation, Payor Group and McKesson Specialty Distribution. We also own an approximately 48% interest in Nadro, S.A. de C.V. (“Nadro”), a pharmaceutical distributor in Mexico.
          U.S. Pharmaceutical Distribution: This business supplies pharmaceuticals and other healthcare related products to customers in three primary customer segments: national and regional retail chains, independent retail pharmacies, and institutional healthcare providers.
          Our U.S. Pharmaceutical business operates and serves thousands of customer locations through a network of 28 distribution centers, as well as a master distribution center, a strategic distribution center and a repackaging facility, serving all 50 states. We invest in technology and other systems at all of our distribution centers to enhance safety, reliability and the best product availability for our customers. For example, in all of our distribution centers we use Acumax® Plus, a Smithsonian award-winning technology, which integrates and tracks all internal functions, such as receiving, put-away and order fulfillment. Acumax® Plus uses bar code technology, wrist-mounted computer hardware, and radio frequency signals to provide our customers with real-time product availability and industry-leading order quality and fulfillment at up to 99.9% accuracy. In addition, we offer Closed Loop DistributionSM, which integrates portable handheld technology with Acumax® Plus to give customers complete ordering and inventory control. We also offer Supply Management OnlineSM, an Internet-based tool that provides item look-up and real-time inventory availability as well as ordering, purchasing, third-party reconciliation, and account management functionality. Together, these features help ensure that our customers have the right products at the right time for their facilities and patients.
          To maximize distribution efficiency and effectiveness, we follow the Six Sigma methodology — an analytical approach that emphasizes setting high quality objectives, collecting data, and analyzing results to a fine degree in order to improve processes, and reduce costs and errors. Furthermore, we continue to implement information systems to help achieve greater consistency and accuracy both internally and for our customers.

          Our U.S. Pharmaceutical Distribution business’ major value-added offerings, by customer group, include the following:
          National and Regional Retail Chains (drug stores, food/drug combinations, mail order pharmacies, and mass merchandisers) — Business solutions that help chains increase revenues and profitability:
•	Central Fill — Prescription refill service that enables pharmacies to refill prescriptions remotely, faster, more accurately, and at a lower cost, while reducing inventory levels and improving customer service.

•	Verispan — Data analytics platform that allows pharmacies to track customer loyalty and retention, patient behavior across classes of trade, sales trends by region and therapeutic class, leading to better decision-making and improved financial performance.

•	Re-Distribution Centers — Two large facilities that offer access to inventory for single source warehouse purchasing, including pharmaceuticals and biologicals. These distribution centers also provide the foundation for a two-tiered distribution network that supports best-in-class direct store delivery.

•	RxPakSM — Bulk repackaging service that leverages our purchasing power and supplier relationships to provide pharmaceuticals at reduced prices, help increase inventory turns, and reduce working capital investment.

•	Inventory Management — An integrated solution, comprising forecasting software and automated replenishment technologies, that reduces inventory carrying costs.
          Retail Independent Pharmacies — Marketing, merchandising, operational efficiencies and industry leadership that help pharmacists focus on patient care while improving profitability:
•	Valu-Rite® and Health Mart® — Co-op and franchise programs that provide independent pharmacies with group branding and purchasing power.

•	AccessHealth — Comprehensive managed care and reconciliation assistance services that help independent pharmacies save time and money.

•	McKesson OneStop GenericsSM — Generic pharmaceutical purchasing program that helps pharmacies maximize their cost savings with a broad selection of rebate-eligible generic drugs, lower up-front pricing, and one-stop shopping.

•	FrontEdge™ — Strategic planning, merchandising, and price maintenance program that helps independent pharmacies maximize store profitability.
          Institutional Providers (hospitals and health systems, integrated delivery networks, clinics and other acute-care facilities, and long-term care providers) — Electronic ordering/purchasing and supply chain management systems that help improve efficiencies, save labor, and improve asset utilization:
•	Fulfill-Rx™ — An integrated ordering and inventory management solution that empowers hospitals to optimize the often complicated and disjointed processes for unit-based cabinet replenishment and inventory management.

•	Asset Management — Comprehensive program designed to improve inventory management.

•	Medication Management — Complete pharmacy management services focused on improving patient outcomes by improving drug safety, developing pharmacy staff, and streamlining administrative processes.
          International Pharmaceutical Distribution: McKesson Canada Corporation, a wholly-owned subsidiary, is the largest pharmaceutical distributor in Canada. We also own an approximately 48% interest in Nadro, the leading pharmaceutical distributor in Mexico.
          Retail Automation: Manufactures and markets automated pharmacy and supply management systems and services to retail and institutional outpatient pharmacies through its McKesson Automated Pharmacy Systems (“APS”) unit. Key products and services include:
•	A wide range of pharmacy counting and weighing technologies including Baker Cells®, Baker Cassettes® and AccuMed™ powered by AutoLink™, modular counting and dispensing units, and the Baker Universal 2010™ and AccuCount™, counting and weighing prescription scales;

•	AccuScript™ — Robotic dispensing systems designed for accuracy and throughput with, modular, variable capacity design;

•	Pharmacy 2000® — Productivity workflow software system that provides stand-alone reporting and prescription tracking value. It also drives automation systems in a logical task order to improve productivity throughout the prescription fulfillment process;

•	Productivity Station™ — An easy-to-use interactive workstation system for customers desiring a compact, multi-tasking automation unit;

•	AccuSign™ — Electronically captures patient signatures for prescription pick-up, patient counseling acknowledgement and HIPAA privacy acknowledgement; and

•	Automated Will Call — Securely and discreetly groups and presents patient prescriptions for pick-up.
          Payor Group: The following suite of services and software products is marketed to payors, employers and government organizations to help manage the cost and quality of care:
•	Disease management programs to improve the health status and health outcomes of patients with chronic conditions;

•	Nurse triage services to provide health information and recommend appropriate levels of care;

•	Clinical and analytical software to support utilization, case and disease management workflow;

•	Business intelligence tools for measuring, reporting and improving clinical and financial performance;

•	InterQual® Criteria for clinical decision support; and

•	Claims performance solutions to facilitate accurate and efficient medical claims payment.
          McKesson Specialty Distribution: This business’ product-specific solutions are directed towards manufacturers, payors and physicians to enable delivery and administration of high-cost, often injectable, bio-pharmaceutical drugs used to treat patients with chronic disease. The business facilitates patient and provider access to specialty pharmaceuticals across multiple delivery channels (direct-to-physician wholesale, patient-direct specialty pharmacy dispensing, and access to retail pharmacy), provides clinical support and treatment compliance programs that help patients stay on complex therapies, and offers reimbursement, data collection and analysis services.
Medical–Surgical Solutions
          Our Medical-Surgical Solutions segment provides medical-surgical supply distribution, equipment, logistics and other services to healthcare providers that include hospitals, physicians’ offices, surgery centers, extended care facilities, homecare and occupational health sites through a network of 25 distribution centers within the U.S. This segment is the leading provider of supplies to the full range of alternate-site healthcare facilities, including physicians’ offices, clinics and surgery centers (primary care) and long-term care facilities and homecare sites (extended care). This segment was the nation’s third largest distributor of medical-surgical supplies to hospitals (acute care) prior to the sale of the business as discussed below. Through a variety of technology products and services geared towards the supply chain, Medical-Surgical Solutions is focused on helping its customers operate more efficiently while providing the industry’s most extensive product offering, including its own private label line. This segment also includes ZEE® Medical, North America’s leading provider of first aid, safety, and training solutions, providing services to industrial and commercial customers. This business offers an extensive line of products and services aimed at maximizing headcount productivity and minimizing the liability and cost associated with workplace illnesses and injuries.
          In September 2006, we sold this segment’s Acute Care supply business to Owens & Minor, Inc. In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial results of this business are classified as a discontinued operation for all periods presented in our consolidated financial statements appearing in Exhibit 99(b). After this divestiture, this segment continues to serve the primary and extended care segments within the alternate site market, which includes physician offices, clinics, surgery centers and nursing homes, home care and occupational health facilities, respectively.
Provider Technologies
          Our Provider Technologies segment provides a comprehensive portfolio of software, automation, support and services to help healthcare organizations improve patient safety, reduce the cost and variability of care, and better manage their resources and revenue stream. The segment markets its products and services to integrated delivery networks, hospitals, physician group practices, home health providers, and managed care providers. Approximately sixty percent of hospital-based integrated delivery networks in the U.S. use one or more products from this segment.

The segment also sells its solutions internationally through subsidiaries and/or distribution agreements in Canada, the United Kingdom, Ireland, France, the Netherlands, Australia, New Zealand, Puerto Rico and Israel.
          The product portfolio for the Provider Technologies segment is organized into three major solutions sets – clinical solutions, business performance solutions and automation solutions – with a variety of subsets of these solutions designed to address specific healthcare business issues (such as, physician access, image-enabled care, electronic health records and medication safety). To ensure that organizations achieve the maximum value for their information technology investment, the Provider Technologies segment also offers a wide range of services to support the implementation and use of solutions as well as assist with business and clinical redesign, process re-engineering and staffing (both information technology and back-office).
          Clinical Solutions: The segment’s clinical solutions are designed to enable organizations to improve medication safety, accelerate physician use of healthcare information technology, improve care team efficiency and reduce variability in healthcare quality and costs. The clinical management solution set, known as Horizon Clinicals®, is built with architecture to facilitate integration and enable modular deployment of systems. It includes a clinical data repository, document imaging, medical imaging, clinical decision support/physician order entry, point-of-care documentation with bar-coded medication administration, enterprise laboratory, radiology and pharmacy, an emergency department solution and a comprehensive ambulatory system that includes e-prescribing and electronic health records. Horizon Clinicals also includes solutions to facilitate physician access to patient information such as a Web-based physician portal and wireless devices that draw on information from the hospital’s information systems. In addition, the segment provides solutions to address patients’ needs for information both inside and outside the hospital.
          Business Performance Solutions: The segment’s business performance solutions support revenue cycle management and resource management. The segment’s revenue cycle solution is designed to reduce days in accounts receivable, prevent insurance claim denials, reduce costs and improve productivity for our customers. Solutions include contract management, electronic claims processing and coding compliance checking. The segment’s hospital information systems play a key role in managing the revenue cycle by automating the operation of individual departments and their respective functions within the inpatient environment. The segment’s resource management solutions consist of an integrated suite of applications that enhance an organization’s ability to forecast and optimize enterprise-wide use of resources (labor, supplies, equipment and facilities) associated with the delivery of care. These solutions help automate and link resource requirements to care protocols designed to increase profitability, enhance decision-making, and improve business processes.
          Automation Solutions: The segment offers market-leading automation technologies that help hospitals to re-engineer and improve their medication use and supply management processes. Examples include centralized pharmacy automation for unit-dose medications, unit-based cabinet technologies for secure medication storage and rapid retrieval, point-of-use supply automation systems for inventory management and revenue capture, and an automated medication administration system for ensuring accuracy at the point of care. Based on a foundation of bar-code scanning technology, these integrated solutions are designed to reduce errors and bring new levels of safety to patients nationwide.
          In addition to the product offerings described above, the Provider Technologies segment offers a comprehensive range of services to help organizations derive greater value from, and enhance satisfaction and return on, investment throughout the life of the solutions implemented. The range of services includes:
          Technology Services: The segment has worked with numerous healthcare organizations to support the smooth operation of their information systems by providing the technical infrastructure designed to maximize application accessibility, availability, security and performance.
          Professional Services: Professional services help customers achieve business results from their software or automation investment. The segment offers a wide array of quality service options, including consulting for business and/or clinical process improvement and re-design as well as implementation, project management, technical, and education services relating to all products in the Provider Technologies segment.
          Outsourcing Services: The segment helps organizations focus their resources where needed while the segment manages their information technology or revenue cycle operations through outsourcing. Outsourcing service options include managing hospital data processing operations, as well as strategic information systems planning and management, revenue cycle processes, payroll processing, business office administration, and major system conversions.
Acquisitions, Investments and Discontinued Operations
          We have undertaken strategic initiatives in recent years designed to further focus on our core healthcare businesses and enhance our competitive position. These initiatives are detailed in Financial Notes 2 and 3 to the consolidated financial statements, “Acquisitions and Investments” and “Discontinued Operations,” appearing in Exhibit 99(b).
Competition
          In every area of healthcare distribution operations, our Pharmaceutical Solutions and Medical-Surgical Solutions segments face strong competition, both in price and service, from national, regional and local full-line, short-line and specialty wholesalers, service merchandisers, self-warehousing chains, manufacturers engaged in direct distribution and large payor organizations. In addition, these segments face competition from various other service providers and from pharmaceutical and other healthcare manufacturers (as well as other potential customers of the segments) which may from time to time decide to develop, for their own internal needs, supply management capabilities which are provided by the segments and other competing service providers. Price, quality of service, and, in some cases, convenience to the customer are generally the principal competitive elements in these segments.
          Our Provider Technologies segment experiences substantial competition from many firms, including other computer services firms, consulting firms, shared service vendors, certain hospitals and hospital groups, hardware vendors and Internet-based companies with technology applicable to the healthcare industry. Competition varies in size from small to large companies, in geographical coverage, and in scope and breadth of products and services offered.
Intellectual Property
          The principal trademarks and service marks of the Pharmaceutical Solutions and Medical-Surgical Solutions segments include: AccessHealth®, Accuscript®, Acumax®, Ask-A-Nurse®, Autoscript®, Baker Cassette®, Baker Cell®, Baker Universal™, CareEnhance®, Closed Loop DistributionSM, Comets®, ConsumerScriptSM, CRMS®, .com Pharmacy Solutions®, Econolink®, Empowering Healthcare®, Episode Profiler®, Health Mart®, Interqual®, LoyaltyScriptSM, Max ImpactSM, McKesson®, McKesson Advantage®, McKesson Max Rewards®, McKesson OneStop Generics®, McKesson Priority Express®, MediNet™, Medi-Pak®, Optima®, Optyx®, Optipak®, Patterns Profiler™, Pharma360®, Pharmacy2000®, Pharmaserv®, Productivity Station®, ProIntercept®, ProPBM®, RX Savings Access®, ServiceFirst®, Staydry®, Sunmark®, Supply Management OnlineSM, TrialScript®, Valu-Rite®, XVIII B Medi Mart®, and Zee®.
          The substantial majority of technical concepts and codes embodied in our Provider Technologies segment’s computer programs and program documentation are principally protected as trade secrets. The principal trademarks and service marks for this segment are: HealthQuest®, Paragon®, Pathways 2000®, TRENDSTAR®, Horizon Clinicals®, HorizonWP®, Series 2000™, STAR 2000™, PracticePoint®, ROBOT-Rx®, MedCarousel®, PACMED™, AcuDose-Rx®, CarePoint-RN™, Connect-Rx®, Connect-RN™, Horizon Admin-Rx™, Pak Plus-Rx®, SelfPace®, Fulfill-RxSM and SupplyScan™.
          We also own other registered and unregistered trademarks and service marks and similar rights used by our business segments. All of the principal trademarks and service marks are registered in the United States, or registrations have been applied for with respect to such marks, in addition to certain other jurisdictions. The United States federal registrations of these trademarks have terms of ten or twenty years, depending on date of registration, and are subject to unlimited renewals. We believe we have taken all necessary steps to preserve the registration and duration of our trademarks and service marks, although no assurance can be given that we will be able to successfully enforce or protect our rights thereunder in the event that they are subject to third-party infringement claims. We do not, however, consider any particular patent, license, franchise or concession to be material to our business.

Other Information About the Business
          Customers: In recent years, a significant portion of our revenue growth has been with a limited number of large customers. During 2006, sales to our largest customer, Caremark RX, Inc., and ten largest customers accounted for approximately 11% and 54% of our total consolidated revenues. At March 31, 2006, accounts receivable from Caremark RX, Inc. and our ten largest customers were approximately 12% and 49% of total accounts receivable. The majority of these revenues and accounts receivable are included in our Pharmaceutical Solutions segment.
          Suppliers: Over the past few years, our U.S. pharmaceutical distribution business has encountered a business model transition with respect to how it is compensated for the logistical, capital and administrative services that it provides to branded pharmaceutical manufacturers. Historically, a significant portion of compensation from the manufacturers was inflation-based. We purchased and held pharmaceutical inventory in anticipation of manufacturers increasing their prices. We benefited when the manufacturers increased their price as we sold the inventory being held at the new higher price. Beginning in 2003, branded pharmaceutical manufacturers began to assert control over the amount of pharmaceutical product available in the supply chain by restricting the volume of product available for purchase by pharmaceutical wholesalers. Manufacturers also increasingly sought more data concerning product sales and distribution patterns. We believe that the manufacturers sought these changes to provide them with greater control over product supply and movement in the market and to increase product safety and integrity by reducing the risks associated with product being available to, and distributed in, the secondary market. These changes limited our ability to purchase inventory in advance of price increases. In 2005, manufacturers also reduced the number and average magnitude of price increases. As a result, gross profit margin for our U.S. pharmaceutical distribution business decreased in 2005 as compared to 2004.
          Commencing in the second half of 2005, we started revising some of our distribution arrangements with the manufacturers. Under these new arrangements, a significant portion of our compensation from the manufacturers is generated based on a percentage of purchases and, as a result, we are no longer as dependent upon pharmaceutical price increases. These distribution arrangements are, however, subject to compliance with various customary performance requirements.
          By the end of 2005, our U.S. pharmaceutical distribution business had transitioned or was in the process of transitioning to these new distribution arrangements with almost all of the manufacturers. This process was essentially completed in early 2006 and as a result, our buy side margins increased in 2006. We continue to have certain distribution arrangements with manufacturers that still include an inflation-based compensation component while other arrangements remain structured under the historical inflation-based compensation model. For these manufacturers, a reduction in the frequency and magnitude of price increases as well as restrictions in the amount of inventory available to us could adversely impact segment gross profit margin.
          In addition, with the transition to these new arrangements, purchases from certain of the manufacturers are better aligned with customer demand and as a result, net financial inventory (inventory, net of accounts payable) has decreased. This decrease has had a positive impact on our cash flow from operations. These new arrangements also have somewhat diminished the seasonality of gross profit margin which has historically reflected the pattern of manufacturers’ price increases.
          Research and Development: Our research and development (“R&D”) expenditures primarily consist of our investment in software development held for sale. We expended $285 million, $232 million, and $230 million for R&D activities in 2006, 2005 and 2004, and of these amounts, we capitalized 22%, 21% and 25%. R&D expenditures are primarily incurred by our Provider Technologies segment, Payor Group and Retail Automation businesses. Our Provider Technologies segment’s product development efforts apply computer technology and installation methodologies to specific information processing needs of hospitals. We believe a substantial and sustained commitment to such expenditures is important to the long-term success of this business. Additional information regarding our R&D activities is included in Financial Note 1 to the consolidated financial statements, “Significant Accounting Policies,” appearing in Exhibit 99(b).
          Environmental Legislation: We sold our chemical distribution operations in 1987 and retained responsibility for certain environmental obligations. Agreements with the Environmental Protection Agency and certain states may require environmental assessments and cleanups at several closed sites. These matters are described further in Financial Note 17, “Other Commitments and Contingent Liabilities,” appearing in Exhibit 99(b). Other than any capital expenditures that may be required in connection with those legal matters, we do not anticipate making substantial capital expenditures either for environmental issues, or to comply with environmental laws and regulations in the future. The amount of our capital expenditures for environmental compliance was not material in 2006 and is not expected to be material in the next year.
          Employees: On March 31, 2006, we employed approximately 26,400 persons compared to 25,200 in 2005 and 24,600 in 2004.
          Financial Information About Foreign and Domestic Operations and Export Sales: Information as to foreign operations is included in Financial Notes 1 and 20 to the consolidated financial statements, “Significant Accounting Policies” and “Segments of Business,” appearing in Exhibit 99(b).

SCHEDULE II
SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended March 31, 2006, 2005 and 2004
(In millions)

		Additions

					Deductions
	Balance at	Charged to		Charged to	From		Balance at
	Beginning of	Costs and		Other	Allowance		End of
Description	Year	Expenses		Accounts	Accounts (1)		Year (2)

Year Ended March 31, 2006
Allowances for doubtful accounts	$113	$26		$23	$(38	)(3)	$124
Other allowances	41	—		1	(5)		37

	$154	$26		$24	$(43)		$161

Year Ended March 31, 2005
Allowances for doubtful accounts	$133	$16		$9	$(45	)(4)	$113
Other allowances	37	9		4	(9)		41

	$170	$25		$13	$(54)		$154

Year Ended March 31, 2004
Allowances for doubtful accounts	$253	$54	(5)	$—	$(174	)(4)	$133
Other allowances	24	21		—	(8)		37

	$277	$75		$—	$(182)		$170

		2006	2005	2004
(1)	Deductions:
	Written off	$23	$46	$120
	Credited to other accounts	20	8	62

	Total	$43	$54	$182

(2)	Amounts shown as deductions from current receivables	$161	$154	$170

(3)	Includes a $15 million recovery of a previously reserved doubtful account.

(4)	Includes $4 million and $66 million in 2005 and 2004 in reversals of the allowance for customer settlements.

(5)	Includes a $30 million provision for a customer bankruptcy.

FIVE-YEAR HIGHLIGHTS

	As of and for the Years Ended March 31,
(In millions, except per share amounts and ratios)	2006	2005	2004	2003	2002

Operating Results
Revenues	$86,983	$79,096	$67,993	$55,710	$48,546
Percent change	10.0%	16.3%	22.0%	14.8%	19.9%
Gross profit	3,777	3,342	3,107	2,954	2,640
Income (loss) from continuing operations before income taxes	1,171	(266)	869	812	558
Income (loss) after income taxes
Continuing operations	745	(173)	621	538	395
Discontinued operations	6	16	26	17	24
Net income (loss)	751	(157)	647	555	419

Financial Position
Working capital	3,527	3,658	3,706	3,394	3,226
Days sales outstanding for: (1)
Customer receivables	23	23	25	26	26
Inventories	29	34	36	39	44
Drafts and accounts payable	41	40	40	42	46
Total assets	20,961	18,775	16,240	14,361	13,334
Total debt, including capital lease obligations	991	1,211	1,485	1,507	1,636
Stockholders’ equity	5,907	5,275	5,165	4,525	3,937
Property acquisitions	166	135	110	113	127

Common Share Information
Common shares outstanding at year-end	304	299	290	291	288
Shares on which earnings (loss) per common share were based
Diluted	316	294	299	299	298
Basic	306	294	290	289	285
Diluted earnings (loss) per common share (2)
Continuing operations	2.36	(0.59)	2.10	1.82	1.35
Discontinued operations	0.02	0.06	0.09	0.06	0.08
Total	2.38	(0.53)	2.19	1.88	1.43
Cash dividends declared	74	71	70	70	69
Cash dividends declared per common share	0.24	0.24	0.24	0.24	0.24
Book value per common share (3)	19.43	17.64	17.81	15.55	13.67
Market value per common share – year end	52.13	37.75	30.09	24.93	37.43

Supplemental Data
Capital employed (4)	6,898	6,486	6,650	6,032	5,573
Debt to capital ratio (5)	14.4%	18.7%	22.3%	25.0%	29.4%
Net debt to net capital employed (6)	(24.1)%	(12.6)%	13.1%	17.9%	21.5%
Average stockholders’ equity (7)	5,736	5,264	4,835	4,216	3,702
Return on stockholders’ equity (8)	13.1%	(3.0)%	13.4%	13.2%	11.3%

Footnotes to Five-Year Highlights:

(1)	Based on year-end balances and sales or cost of sales for the last 90 days of the year. Days sales outstanding for customer receivables are adjusted to include accounts receivable sold.

(2)	Certain computations may reflect rounding adjustments.

(3)	Represents stockholders’ equity divided by year-end common shares outstanding.

(4)	Consists of total debt and stockholders’ equity.

(5)	Ratio is computed as total debt divided by capital employed.

(6)	Ratio is computed as total debt, net of cash and cash equivalents (“net debt”), divided by net debt and stockholders’ equity (“net capital employed”).

(7)	Represents a five-quarter average of stockholders’ equity.

(8)	Ratio is computed as net income (loss), divided by a five-quarter average of stockholders’ equity.